Exhibit 99.1

Media Contact: Robert Marsocci (310) 662-9986

Richard Doré (310) 662-9670

Investor Relations: (310) 662-9688

DIRECTV U.S. to raise UP TO $2.95 billion in debt

El Segundo, Calif., Feb. 10, 2003 — DIRECTV Holdings LLC, a wholly owned subsidiary of Hughes Electronics Corporation (HUGHES), announced that it intends to privately offer up to $1.4 billion principal amount of senior notes due 2013. DIRECTV also intends to arrange $1.55 billion of new senior secured credit facilities. DIRECTV expects to close the senior notes offering and the new credit facilities by early March 2003.

DIRECTV plans to distribute to HUGHES the net proceeds from the sale of the senior notes and the term loan portion of the new senior secured credit facilities to enable HUGHES to repay outstanding indebtedness under its existing credit facilities, to fund HUGHES’ business plan through projected cash flow breakeven and for HUGHES’ other corporate purposes. HUGHES’ existing $1.8 billion senior secured credit facilities will terminate upon such repayment.

The ten-year senior notes will be unsecured indebtedness guaranteed on a senior basis by all of DIRECTV’s domestic subsidiaries. The senior notes will be sold to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S under the Securities Act. The senior notes initially will not be registered under the Securities Act of 1933 or state securities laws and may not be offered or sold by holders thereof without registration unless an exemption from such registration is available.

The new senior secured credit facilities will have a term of five to seven years and will be secured by substantially all of DIRECTV’s assets and guaranteed by all of DIRECTV’s domestic subsidiaries. It is anticipated that up to $500 million of the facilities will be undrawn at closing.

DIRECTV is the nation’s leading digital satellite television service provider with more than 11 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES is a unit of General Motors Corporation. The earnings of HUGHES are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

NOTE: HUGHES believes that some of the foregoing statements may constitute forward-looking statements. When used in this release, the words “estimate,” “plan,” “project,” “anticipate,” “expect,” “intend,” “outlook,” “believe,” and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of HUGHES to differ materially from the forward-looking statements in this release are set forth in the Form 10-Ks filed with the SEC by General Motors and HUGHES.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes or any other securities.

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